Exhibit 99.1

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024-4201
310.208.8800
www.oxy.com

For Immediate Release: October 22, 2009

Occidental Petroleum Announces Third Quarter Net Income

LOS ANGELES, October 22, 2009 — Occidental Petroleum Corporation (NYSE: OXY) announced net income of $927 million ($1.14 per diluted share) for the third quarter of 2009, compared with $2.3 billion ($2.77 per diluted share) for the third quarter of 2008.

In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, “Occidental achieved year-over-year production growth of nearly seven percent in the third quarter and eight percent in the nine months of 2009.  In addition, higher worldwide crude oil prices resulted in an increase in Occidental’s third quarter of 2009 net income of 36-percent over the second quarter of 2009.

“Our Kern County discovery has made a significant contribution to this production growth.  Kern County gross production run rates grew from 7,700 BOE per day around the end of the first quarter, to 17,300 BOE per day at the end of the second quarter and to approximately 26,000 BOE per day at the end of the third quarter.”

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings were $1.5 billion for the third quarter of 2009, compared with $3.6 billion for the same period in 2008.  The decrease in the third quarter 2009 segment earnings reflected lower crude oil and natural gas prices, partially offset by higher oil and gas sales volumes and lower operating expenses.

For the third quarter of 2009, daily oil and gas sales volumes averaged 628,000 barrels of oil equivalent (BOE), compared with 588,000 BOE per day in the third quarter of 2008.  Volumes increased by six percent domestically, mainly from California and the Permian and by 15 percent in the

Middle East/North Africa largely in Dolphin and Oman, partially offset by a six-percent decrease in Latin America mostly due to a labor strike in Argentina.  Increased California volumes resulted largely from the new exploration discoveries in Kern County.

Oxy’s realized price for worldwide crude oil was $62.79 per barrel for the third quarter of 2009, compared with $104.15 per barrel for the third quarter of 2008.  Domestic realized gas prices decreased from $9.35 per MCF in the third quarter of 2008 to $3.04 per MCF for the third quarter of 2009.

Chemicals

Chemical segment earnings for the third quarter of 2009 were $72 million, compared with $219 million for the same period in 2008.  The third quarter 2009 results reflect the continued weakness in the U.S. housing, automotive and durable goods sectors resulting in lower margins for caustic soda and polyvinyl chloride and lower volumes for chlorine, caustic soda, potassium hydroxide and polyvinyl chloride.

Midstream, Marketing and Other

Midstream segment earnings were $77 million for the third quarter of 2009, compared with $66 million for the third quarter of 2008.  The third quarter of 2009 reflects better results in marketing operations, partially offset by lower margins in the gas processing business.

NINE MONTH RESULTS

Net income for the nine months of 2009 was $2.0 billion ($2.43 per diluted share), compared with $6.4 billion ($7.77 per diluted share) for the nine months of 2008.

Oil and Gas

Oil and gas segment earnings were $3.1 billion for the nine months of 2009, compared with $10.3 billion for the same period of 2008.  The decrease in segment earnings reflected lower crude oil and natural gas prices, partially offset by higher oil and gas sales volumes and lower operating and administrative costs.

Daily oil and gas sales volumes for the first nine months was 643,000 BOE per day for 2009, compared with 594,000 BOE per day for the same 2008 period.  Volumes increased by five percent domestically mainly in California and Midcontinent/Rockies, by 14 percent in Latin America, and by 12 percent in the Middle East/North Africa largely due to Dolphin and Oman.

Oxy’s realized price for worldwide crude oil was $51.44 per barrel for the nine months of 2009, compared with $100.39 per barrel for the nine months of 2008.  Domestic realized gas prices decreased from $9.18 per MCF in the nine months of 2008 to $3.15 per MCF in the nine months of 2009.

Chemicals

Chemical segment earnings were $356 million for the nine months of 2009, compared with $542 million for the nine months of 2008.  The 2009 results reflect lower volumes and prices for chlorine, caustic soda and polyvinyl chloride due to the economic slowdown, partially offset by lower feedstock and energy costs.

Midstream, Marketing and Other

Midstream segment earnings were $154 million for the nine months of 2009, compared with $350 million for the same period in 2008.  The earnings decline in 2009 reflects lower margins in the gas processing business.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions.  Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization.  Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls.  Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as “will,” “should,” “expect,” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause actual results to differ materially include, but are not limited to: global commodity price fluctuations and supply/demand considerations for oil, gas and chemicals; exploration risks, such as drilling of unsuccessful wells; not successfully completing (or any material delay in) any expansions, field development, capital projects, acquisitions, or dispositions; higher-than-expected costs; political risk; operational interruptions and changes in tax rates. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosures in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental’s quarterly performance, please visit the web site: www.oxy.com

SUMMARY OF SEGMENT NET SALES AND EARNINGS

(In millions, except	Third Quarter		Nine Months
per-share amounts)	2009	2008	2009	2008
SEGMENT NET SALES
Oil and Gas	$3,089	$5,422	$7,952	$15,441
Chemical	842	1,454	2,445	4,107
Midstream, Marketing and Other	285	381	763	1,204
Eliminations	(112)	(197)	(296)	(556)
Net sales	$4,104	$7,060	$10,864	$20,196
SEGMENT EARNINGS
Oil and Gas (a), (b)	$1,464	$3,618	$3,092	$10,312
Chemical	72	219	356	542
Midstream, Marketing and Other	77	66	154	350
	1,613	3,903	3,602	11,204
Unallocated Corporate Items
Interest expense, net	(33)	(3)	(76)	(10)
Income taxes	(549)	(1,546)	(1,245)	(4,511)
Other (c)	(102)	(82)	(297)	(292)

Income from Continuing Operations(a)	929	2,272	1,984	6,391
Discontinued operations, net	(2)	(1)	(7)	23
NET INCOME (a)	$927	$2,271	$1,977	$6,414
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.14	$2.78	$2.44	$7.78
Discontinued operations, net	—	—	(0.01)	0.03
	$1.14	$2.78	$2.43	$7.81
DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.14	$2.77	$2.44	$7.74
Discontinued operations, net	—	—	(0.01)	0.03
	$1.14	$2.77	$2.43	$7.77
AVERAGE COMMON SHARES OUTSTANDING
BASIC	811.8	815.3	811.1	820.1
DILUTED	814.4	817.6	813.9	823.5

See footnotes on following page.

(a)

Net Income - Net income and income from continuing operations represent amounts attributable to Common Stock, after deducting non-controlling interest of $14 million and $38 million for the third quarter and $35 million and $104 million for the nine months ended September 30, 2009 and 2008, respectively. Oil and gas segment earnings are also presented net of these non-controlling interest amounts.

(b)	Oil and Gas - The nine months of 2009 includes an $8 million pre-tax charge for rig contract termination costs.

(c)	Unallocated Corporate Items - Other - The nine months of 2009 includes non-core pre-tax charges of $40 million related to severance and $15 million for railcar leases.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Third Quarter		Nine Months
($ millions)	2009	2008	2009	2008
CAPITAL EXPENDITURES	$746	$1,199	$2,649	$3,070
DEPRECIATION, DEPLETION AND AMORTIZATION OF ASSETS	$769	$683	$2,297	$1,957

ITEMS AFFECTING COMPARABILITY OF CORE EARNINGS BETWEEN PERIODS

Income/(Expense)	Third Quarter		Nine Months
($ millions)	2009	2008	2009	2008
Foreign exchange gains and (losses)*	$(3)	$8	$28	$3

*Amounts shown after tax.

SUMMARY OF OPERATING STATISTICS

	Third Quarter		Nine Months
	2009	2008	2009	2008
NET OIL, GAS AND LIQUIDS SALES PER DAY
United States
Crude Oil and Liquids (MBBL)
California	92	87	93	86
Permian	168	166	168	168
Midcontinent/Rockies	9	8	10	6
Total	269	261	271	260

Natural Gas (MMCF)
California	269	236	240	239
Permian	208	169	200	179
Midcontinent/Rockies	176	165	192	166
Total	653	570	632	584

Latin America
Crude Oil (MBBL)
Argentina	30	38	37	32
Colombia	44	43	46	43
Total	74	81	83	75

Natural Gas (MMCF)
Argentina	27	24	30	19
Bolivia	18	21	17	21
Total	45	45	47	40

Middle East/North Africa
Crude Oil and Liquids (MBBL)
Oman	39	23	38	21
Dolphin	21	18	22	20
Qatar	46	49	48	47
Yemen	22	20	25	22
Libya	4	7	6	17
Total	132	117	139	127

Natural Gas (MMCF)
Oman	22	25	23	24
Dolphin	208	165	218	176
Total	230	190	241	200

Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	630	593	646	599
Colombia-minority interest	(5)	(7)	(6)	(7)
Yemen-Occidental net interest	3	2	3	2
Total Worldwide Sales Volumes - MBOE	628	588	643	594

SUMMARY OF OPERATING STATISTICS

	Third Quarter		Nine Months
	2009	2008	2009	2008
NET OIL, GAS AND LIQUIDS PRODUCTION PER DAY
United States
Crude Oil and Liquids (MBBL)	269	261	271	260
Natural Gas (MMCF)	653	570	632	584

Latin America
Crude Oil (MBBL)
Argentina	31	39	36	33
Colombia	43	43	46	43
Total	74	82	82	76
Natural Gas (MMCF)	45	45	47	40

Middle East/North Africa
Crude Oil and Liquids (MBBL)
Oman	40	24	38	21
Dolphin	21	18	22	20
Qatar	48	48	48	47
Yemen	22	19	25	22
Libya	5	9	7	17
Total	136	118	140	127
Natural Gas (MMCF)	230	190	241	200

Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	634	595	646	600
Colombia-minority interest	(5)	(6)	(6)	(6)
Yemen-Occidental net interest	3	2	3	2
Total Worldwide Production Volumes - MBOE	632	591	643	596

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental’s results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called “core results,” which excludes those items. This non-GAAP measure is not meant to disassociate those items from management’s performance, but rather is meant to provide useful information to investors interested in comparing Occidental’s earnings performance between periods. Reported earnings are considered representative of management’s performance over the long term. Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

	Third Quarter
($ millions, except	Diluted		Diluted
per-share amounts)	2009	EPS	2008	EPS
TOTAL REPORTED EARNINGS*	$927	$1.14	$2,271	$2.77

Oil and Gas*
Segment Earnings	$1,464		$3,618
Add:
No significant items affecting earning	—		—
Segment Core Results	1,464		3,618
Chemicals
Segment Earnings	72		219
Add:
No significant items affecting earning	—		—
Segment Core Results	72		219
Midstream, Marketing and Other
Segment Earnings	77		66
Add:
No significant items affecting earnings	—		—
Segment Core Results	77		66
Total Segment Core Results	1,613		3,903
Corporate
Corporate Results – Non Segment**	(686)		(1,632)
Add:
Discontinued operations, net***	2		1

Corporate Core Results – Non Segment	(684)		(1,631)
TOTAL CORE RESULTS	$929	$1.14	$2,272	$2.77

     * Represents amounts attributable to common stock, after deducting non-controlling interest of $14 million and $38 million for the third quarter 2009 and 2008, respectively.

   ** Interest expense, income taxes, G&A expense and other.

*** Amounts shown after tax.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Nine Months
($ millions, except	Diluted		Diluted
per-share amounts)	2009	EPS	2008	EPS
TOTAL REPORTED EARNINGS*	$1,977	$2.43	$6,414	$7.77

Oil and Gas*
Segment Earnings	$3,092		$10,312
Add:
Rig terminations	8		—
Segment Core Results	3,100		10,312
Chemicals
Segment Earnings	356		542
Add:
No significant items affecting earnings	—		—
Segment Core Results	356		542
Midstream, Marketing and Other
Segment Earnings	154		350
Add:
No significant items affecting earnings	—		—
Segment Core Results	154		350
Total Segment Core Results	3,610		11,204
Corporate
Corporate Results — Non Segment**	(1,625)		(4,790)
Add:
Severance accruals	40		—
Railcar leases	15		—
Tax effect of pre-tax adjustments	(22)		—
Discontinued operations, net***	7		(23)

Corporate Core Results — Non Segment	(1,585)		(4,813)
TOTAL CORE RESULTS	$2,025	$2.48	$6,391	$7.74

*	Represents amounts attributable to common stock, after deducting non-controlling interest of $35 million and $104 million for the nine months of 2009 and 2008, respectively.
**	Interest expense, income taxes, G&A expense and other.
***	Amounts shown after tax.